UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2004

MAIN STREET BANKS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	000-25128	58-2104977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

676 Chastain Road Kennesaw, Georgia	30144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 422-2888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 8, 2004, the Company priced an offering of 1,500,000 shares of its no par value common stock (the “Shares”). The transaction is scheduled to close on Tuesday, December 14, 2004, and the Company expects to receive net proceeds of approximately $44.3 million from the offering. The Company has also granted the underwriters of the offering a 30 day option to purchase up to 225,000 additional shares to cover over-allotments, if any. A press release regarding this offering is attached hereto as Exhibit 99.1.

The Company registered the sale of the Shares with the Securities and Exchange Commission (the “SEC”) pursuant to a Registration Statement on Form S–3 (File No. 333–111505) (the “Registration Statement”) filed on December 23, 2003, and declared effective by the SEC on January 15, 2004. The Company is filing this Current Report on Form 8–K in order to cause the Underwriting Agreement that is attached as an exhibit hereto to be incorporated into the Registration Statement by reference. By filing this Current Report on Form 8–K, however, the Company does not believe that any of the information set forth herein or in the exhibits hereto represents, either individually or in the aggregate, a “fundamental change” (as such term is used in item 512(a)(1)(ii) of Regulation S–K) in the information set forth in the Registration Statement.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

1.1	Underwriting Agreement dated December 8, 2004, by and among the Company, Raymond James & Associates, Inc. and SunTrust Capital Markets, Inc.

99.1	Press Release dated December 9, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Main Street Banks, Inc.

December 9, 2004

	By:	/s/ Edward C. Milligan
Edward C. Milligan
Chairman and Chief Executive Officer